SECURITIES AND EXCHANGE COMMISSION
                       Washington, D. C.  20549

                               Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported):  September 11, 1996

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado                 0-17267                  84-1095959
(State or other            (Commission             (I.R.S. Employer
jurisdiction               File Number)            Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado              80202
(address of principal executive offices)                 (zip code)

Registrant's telephone number, including area code:  (303) 293-2333 not applicable
     (former name or former address, if changed since last report)

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Item 5.  Other Events

On September 11, 1996, Mallon Resources Corporation (the "Company") issued a press release, the text of which was as follows:

Mallon Oil Company, a unit of Mallon Resources Corporation (Nasdaq:
"MLRC"), reported today that shares of Laguna Gold Company's Common Stock have commenced trading on The Toronto Stock Exchange, under the trading symbol "LGC." In a related transaction, Mallon reported that in order for Laguna to meet the TSE's 300 shareholder requirement, Mallon sold 400,000 shares of its Laguna Common Stock in an Ontario-register offering for net proceeds of approximately US$350,000.

Laguna Gold Company is a Denver-based mining company engaged in the exploration for and development of precious metals in Costa Rica.
Mallon's 14 million Laguna shares represent approximately 56% of Laguna's issued and outstanding common shares.

Mallon's oil and gas operations, located primarily in the western United States, are conducted by its wholly-owned subsidiary, Mallon Oil Company. Mallon is headquartered in Denver, Colorado. Mallon's common stock is listed on the Nasdaq National Market System under the trading symbol "MLRC."

Signatures

    Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Mallon Resources Corporation


September 16, 1996           ____/s/ Roy Ross_________________
                              Roy K. Ross, Executive Vice President


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